EXHIBIT 3.1
ARTICLES OF INCORPORATION
OF
PERNIX THERAPEUTICS HOLDINGS, INC.

As in effect on March 10, 2010

ARTICLE I

NAME

The name of the corporation (which is hereinafter called the “Corporation”) is:

Pernix Therapeutics Holdings, Inc.

ARTICLE II

PURPOSES

(a) The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Laws of the State of Maryland now or hereafter in force.

(b) The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of these Articles of Incorporation of the Corporation (this “Charter”), and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the General Laws of the State of Maryland.

ARTICLE III

PRINCIPAL OFFICE IN MARYLAND

AND RESIDENT AGENT

The post office address of the principal office of the Corporation in the State of Maryland is The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202.  The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202.  Said resident agent is a resident of the State of Maryland.

ARTICLE IV

SHARES OF CAPITAL STOCK

SECTION 1. Authorized Shares of Capital Stock.

(a) Authorized Shares.  The total number of shares of capital stock of all classes that the Corporation has authority to issue is one hundred million (100,000,000) shares of capital stock (par value one cent ($.01) per share), consisting of (i) ninety million (90,000,000) shares of common stock, par value one cent ($.01) per share (the “Common Stock”), and (ii) ten million (10,000,000) shares of preferred stock, par value one cent ($.01) per share (the “Preferred Stock”).  The Preferred Stock includes one million (1,000,000) shares of Series B Junior Participating Stock, par value one cent ($.01) per share (the “Series B”).  The remainder of the Preferred Stock may be issued in one or more classes as described in Section 3(b) of this Article IV.  The Common Stock and each class of the Preferred Stock shall each constitute a separate class of capital stock of the Corporation.  The Board of Directors may classify and reclassify any unissued shares of capital stock in accordance with Section 4 of this Article IV.

(b) Terminology and Aggregate Par Value.  The Common Stock and Preferred Stock are collectively referred to herein as the “Equity Shares”. The aggregate par value of all the Corporation’s authorized Equity Shares having par value is $1,000,000.

SECTION 2. Common Stock. Subject to the provisions of Section 3 of this Article IV, the Common Stock shall have the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption and such other rights as may be afforded by law.

(a) Voting Rights.  Except as may otherwise be required by law, each holder of Common Stock shall have one vote in respect of each share of Common Stock on all actions to be taken by the stockholders of the Corporation, and, except as otherwise provided in Section 3 of this Article IV or in respect of any class of stock, hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.

(b) Dividend Rights.  Subject to the provisions of law, Section 3 of this Article IV and any preferences of any class of stock hereafter classified or reclassified, dividends, including dividends payable in shares of another class of the Corporation’s stock, may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable and the holders of the Common Stock shall share ratably in any such dividends, in proportion to the number of shares of Common Stock held by them respectively, on a share for share basis.

(c) Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary of involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of the Series B and the holders of any class of capital stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up on the Corporation are entitled, together with the holders of the Series B and the holders of any other class of capital stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the remaining net assets of the Corporation.

(d) Stock Exchange Transactions.  Notwithstanding any provisions contained herein to the contrary, nothing in this Charter shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or the American Stock Exchange.

SECTION 3. Preferred Shares.

(a) Series B Junior Participating Preferred Stock.  The Series B shall have the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption and such other rights as may be afforded by law.

(i) Dividends and Distributions.

(A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of the Series B with respect to dividends, the holders of shares of the Series B shall be entitled to receive, when, as and if authorized and declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of January, April, July and October in each year, or the next following business day, if such day is not a business day (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of the Series B, in an amount per share (rounded to the nearest cent) equal to the greater of (1) $1.00, or (2) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of the Series B.  In the event the Corporation shall at any time after September 6, 1999 (the “Rights Record Date”) (x) authorize and declare any dividend on the Common Stock payable in shares of the Common Stock, (y) subdivide the outstanding Common Stock, or (z) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of the Series B were entitled immediately prior to such event under clause (2) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall authorize and declare a dividend or distribution on the Series B as provided in Section 3(a)(i)(A) of this Article IV immediately after it authorizes and declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been authorized and declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series B shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of the Series B from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of the Series B, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of the Series B entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of the Series B in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of the Series B entitled to receive payment of a dividend or distribution authorized and declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

(ii) Voting Rights.  The holders of shares of the Series B shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of the Series B shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the holders of the Common Stock.  In the event the Corporation shall at any time after the Rights Record Date (1) authorize and declare any dividend on Common Stock payable in shares of Common Stock, (2) subdivide the outstanding Common Stock, or (3) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of the Series B were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)  Except as otherwise provided herein, the holders of shares of the Series B and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of holders of the Common Stock.

(C) Default Period.

(1) If at any time dividends on any of the Series B shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “Default Period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of the Series B then outstanding shall have been authorized and declared and paid or set apart for payment.  During each Default Period, all holders of Preferred Stock (including holders of the Series B) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) directors.

(2) During any Default Period, such voting right of the holders of the Series B may be exercised initially at a special meeting called pursuant to Section 3(a)(ii)(C)(3) of this Article IV or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of directors, be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding be present in person or by proxy.  The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right.  At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing Default Period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) directors or, if such right is exercised at an annual meeting, to elect two (2) directors.  If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number.  After the holders of the Preferred Stock shall have exercised their right to elect directors in any Default Period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series B.

(3) Unless the holders of Preferred Stock shall, during an existing Default Period, have previously exercised their right to elect directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation.  Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Section 3(a)(ii)(C)(3) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation.  Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding.  Notwithstanding the provisions of this Section 3(a)(ii)(C)(3), no such special meeting shall be called during the period within 60 days immediately preceding the date or the first day of the period, as the case may be, fixed by the Bylaws of the Corporation for the next annual meeting of the stockholders.

(4) In any Default Period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two (2) directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the Default Period, whichever happens first, and (y) any vacancy in the Board of Directors may (except as provided in Section 3(a)(ii)(C)(2) of this Article IV) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant.  References in this Section 3(a)(ii)(C) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(5) Immediately upon the expiration of a Default Period, (x) the right of the holders of Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in this Charter or Bylaws irrespective of any increase made pursuant to the provisions of Section 3(a)(ii)(C)(2) of this Article IV (such number being subject, however, to change thereafter in any manner provided by law or in this Charter or Bylaws).  Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.

(D) Except as set forth herein, holders of the Series B shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(iii) Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series B as provided in Section 3(a)(i) of this Article IV are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not authorized or declared, on shares of the Series B outstanding shall have been paid in full, the Corporation shall not:

(1) authorize or declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B;

(2) authorize or declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B, except dividends paid ratably on the Series B and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(3) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B; or

(4) purchase or otherwise acquire for consideration any shares of the Series B, or any shares of stock ranking on a parity with the Series B, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section 3(a)(iii)(A) of this Article IV, purchase or otherwise acquire such shares at such time and in such manner.

(iv) Reacquired Shares.  Any shares of the Series B purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

(v) Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B unless, prior thereto, the holders of shares of the Series B shall have received an amount equal to $100 per share of Series B, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not authorized or declared, to the date of such payment (the “Series B Liquidation Preference”).  Following the payment of the full amount of the Series B Liquidation Preference, no additional distributions shall be made to the holders of shares of the Series B unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (1) the Series B Liquidation Preference by (2) 100 (as appropriately adjusted as set forth in Section 3(a)(v)(C) of this Article IV to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (2), the “Adjustment Number”).  Following the payment of the full amount of the Series B Liquidation Preference and the Common Adjustment in respect of all outstanding shares of the Series B and Common Stock, respectively, holders of the Series B and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to l with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.  The merger or consolidation of the Corporation, regardless of whether the Corporation is the surviving entity in such merger or consolidation, shall not be deemed to be the liquidation, dissolution or winding up of the Corporation.

(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series B, then such remaining assets shall be distributed ratably in the same proportion as the respective amounts that would be payable on such Series B and any such other parity stock if all amounts payable thereon were paid in full.  In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(C) In the event the Corporation shall at any time after the Rights Record Date (1) declare any dividend on Common Stock payable in shares of Common Stock, (2) subdivide the outstanding Common Stock, or (3) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(vi) Consolidation, Merger, Etc.  If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of the Series B shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the Corporation shall at any time after the Rights Record Date (1) declare any dividend on Common Stock payable in shares of Common Stock, (2) subdivide the outstanding Common Stock, or (3) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of the Series B shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(vii) No Redemption.  The shares of the Series B shall not be redeemable.

(viii) Ranking.

(A) The Series B shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

(B) The liquidation preference of the outstanding shares of the Series B will not be added to the liabilities of the Corporation for the purpose of determining whether under the Maryland General Corporation Law a distribution may be made to stockholders of the Corporation whose preferential rights upon dissolution of the Corporation are junior to those of holders of the Series B.

(ix) Amendment.  At any time when any shares of the Series B are outstanding, this Charter shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of the Series B, voting separately as a class; provided that none of (A) the creation or issuance of (1) additional shares of the Series B, or (2) shares of any class or series of Preferred Stock ranking junior to or on parity with the Series B as to the payment of dividends and the distribution of assets, (B) a merger or consolidation in which the Corporation is the surviving entity and the Series B remains outstanding with no material adverse change in its powers, preferences and special rights, or (C) a merger or consolidation in which the Corporation is not the surviving entity and the holders of the Series B receive in exchange therefor a substantially identical security of the surviving entity, shall be considered to materially adversely alter or change the powers, preferences or special powers of the Series B.

(x) Fractional Shares.  The Series B may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of the Series B.

(xi) Certificate Legend.  The Board of Directors may authorize the issue of some or all of the shares (including fractional shares) of the Series B without certificates.  If issued in certificated form, each share (including each fractional share) of the Series B shall bear substantially the following legend in addition to any legends required to comply with federal and state securities laws:

THE CORPORATION IS AUTHORIZED TO ISSUE CAPITAL STOCK OF MORE THAN ONE CLASS, CONSISTING OF COMMON STOCK AND ONE OR MORE CLASSES OF PREFERRED STOCK.  THE BOARD OF DIRECTORS IS AUTHORIZED TO DETERMINE THE PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF ANY CLASS OF PREFERRED STOCK BEFORE THE ISSUANCE OF SHARES OF SUCH CLASS OF PREFERRED STOCK.  THE CORPORATION WILL FURNISH, WITHOUT CHARGE, TO ANY STOCKHOLDER MAKING A WRITTEN REQUEST THEREFORE, A COPY OF THE CORPORATION'S CHARTER AND A WRITTEN STATEMENT OF THE DESIGNATIONS, RELATIVE RIGHTS, PREFERENCES, CONVERSION OR OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO THE DIVIDENDS AND OTHER DISTRIBUTIONS, QUALIFICATIONS AND TERMS AND CONDITIONS OF REDEMPTION OF THE STOCK OF EACH CLASS WHICH THE CORPORATION HAS THE AUTHORITY TO ISSUE AND, IF THE CORPORATION IS AUTHORIZED TO ISSUE ANY PREFERRED OR SPECIAL CLASS IN SERIES, (i) THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES TO THE EXTENT SET, AND (ii) THE AUTHORITY OF THE BOARD OF DIRECTORS TO SET SUCH RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES.  REQUESTS FOR SUCH WRITTEN STATEMENT MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

(b) The Preferred Stock may be issued from time to time in one or more classes.  The Board of Directors is expressly authorized, in the resolution or resolutions providing for the issuance of any wholly unissued class of Preferred Stock, to fix, state and express the powers, rights, designations, preferences, qualifications, limitations and restrictions thereof, including without limitation (i) the rate of dividends upon which and the times at which dividends on shares of such class shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes of stock of the Corporation, (ii) whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such class shall be cumulative, (iii) the voting rights, if any, to be provided for shares of such class, (iv) the rights, if any, which the holders of shares of such class shall have in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, (v) the rights, if any, which the holders of shares of such class shall have to convert such shares into or exchange such shares for shares of stock of the Corporation, and the terms and conditions, including price and rate of exchange of such conversion or exchange, (vi) the redemption rights (including sinking fund provisions), if any, for shares of such class, and (vii) such other powers, rights, designations, preferences, qualifications, limitations and restrictions as the Board of Directors may desire to so fix.  The Board of Directors is also expressly authorized to fix the number of shares constituting such class and to increase or decrease the number of shares of any class prior to the issuance of shares of that class and to increase or decrease the number of shares of any class subsequent to the issuance of shares of that class, but not to decrease such number below the number of shares of such class then outstanding.  In case the number of shares of any class shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such class.

SECTION 4. Classification and Reclassification of Capital Stock.

(a) Subject to the foregoing provisions of this Article IV, the power of the Board of Directors to classify and reclassify any of the unissued shares of capital stock shall include, without limitation, subject to the provisions of this Charter, authority to classify or reclassify any unissued shares of such stock into a class or classes of preferred stock, preference stock, special stock or other stock, by determining, fixing or altering one or more of the following:

(i) The distinctive designation of such class and the number of shares to constitute such class, provided that, unless otherwise prohibited by the terms of such or any other class, the number of shares of any class may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class which have been redeemed, purchased, otherwise acquired or converted into Common Stock or any other class shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this Section 4 of Article IV.

(ii) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non- participating.

(iii) Whether or not shares of such class shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

(iv) Whether or not shares of such class shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

(v) Whether or not shares of such class shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

(vi) The rights of the holders of shares of such class upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class of stock.

(vii) Whether or not there shall be any limitations applicable, while shares of such class are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this Section 4 of Article IV, and, if so, the terms and conditions thereof.

(viii) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class, not inconsistent with law and this Charter of the Corporation.

(b) For the purposes hereof and of any articles supplementary to this Charter providing for the classification or reclassification of any shares of capital stock or of any other Charter document of the Corporation (unless otherwise provided in any such articles or document), any class of stock of the Corporation shall be deemed to rank:

(i) prior to another class either as to dividends or upon liquidation, if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class;

(ii) on a parity with another class either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class; and

(iii) junior to another class either as to dividends or upon liquidation, if the rights of the holders of such class shall be subject or subordinate to the rights of the holders of such other class in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

SECTION 5. Settlement. Nothing in this Article IV shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange, the American Stock Exchange, any other national securities exchange or The Nasdaq National Market system, but the Equity Shares which are the subject of such transaction shall continue to be subject to the terms of this Article IV subsequent to such settlement.

SECTION 6. BOARD OF DIRECTORS’ AUTHORITY TO EFFECT REVERSE STOCK SPLITS. . Notwithstanding any other provision of these Articles of Incorporation, to the fullest extent permitted under applicable law, the board of directors of the Corporation shall have the power to effect, without stockholder action or approval, any reverse stock split.

ARTICLE V

THE BOARD OF DIRECTORS

SECTION 1. Number and Qualification of Directors. The business and affairs of the Corporation shall be managed by a Board of Directors which may exercise all of the powers of the Corporation except those conferred on, or reserved to, the stockholders hereunder, under the Bylaws or by law.  The current number of seats on the Board of Directors is seven (7), which number may be increased or decreased pursuant to the Bylaws of the Corporation but in no event shall be less than the minimum number required by the general laws of the State of Maryland.  A director need not be a stockholder of the Corporation.  The names of the directors who will serve until the next annual meeting and until their successors are elected and qualify are as follows:

W. Bradley Blair, II
Jan H. Loeb
Nauman S. Toor
Edward L. Wax
Michael C. Pearce

SECTION 2. Removal of Directors. Any director may be removed with or without cause by the affirmative vote of stockholders holding not less than 66-2/3% of all votes entitled to be cast for the election of directors, subject to any rights granted to any class of Preferred Stock.

SECTION 3. Filling Vacancies.Except in the case of a vacancy on the Board of Directors among the directors elected by a class of Equity Shares other than Common Stock, any vacancy on the Board of Directors may be filled by the affirmative vote of the remaining directors (except that a vacancy which results from an increase in the number of directors may be filled by a majority of the entire Board of Directors), and, in the case of a vacancy resulting from the removal of a director, by the stockholders by the vote of a majority of the votes entitled to be cast in the election of directors, subject to any rights granted to any class of Preferred Stock.

SECTION 4. No Cumulative Voting. Stockholders shall not be entitled to cumulative voting rights with respect to the election of directors.

SECTION 5. Reserved Powers of the Board of Directors. The enumeration and definition of particular powers of the Board of Directors included in the foregoing provisions of this Article V or the provisions of Article VI of this Charter shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of this Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the General Laws of the State of Maryland now or hereafter in force.

SECTION 6. Independent Directors.

(a) Except during a period not to exceed sixty (60) days following the death, resignation, incapacity or removal from office of a Director prior to the expiration of the Director’s term of office, a majority of the Directors shall be Independent Directors at all times.

(b) An Independent Director shall be a person who is not:  (i) an officer or employee of the Corporation, or (ii) an Affiliate of (w) any advisor to the Corporation under an advisory agreement, (x) any lessee or management company operating any property of the Corporation, (y) any subsidiary of the Corporation, or (z) any partnership which is an Affiliate of the Corporation.

(c) For purposes of this Section 6 of Article V, an “Affiliate” of a person or entity shall mean (i) any person that, directly or indirectly, controls or is controlled by or is under common control with such person, (ii) any other person that owns, beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital shares, shares or equity interests of such person, or (iii) any officer, director, employee, partner or trustee of such person or any person controlling, controlled by or under common control with such person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such person).

The term “person” means and includes individuals, corporations, general and limited partnerships, stock companies or associations, joint ventures, associations companies, trusts, banks, trust companies, last trusts, business trusts or other entities and governments and agencies and political subdivisions thereof.  For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”, as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

(d) Notwithstanding the foregoing requirement that a majority of the directors be Independent Directors, no action otherwise validly taken by the Board of Directors during a period in which a majority of its members are not Independent Directors shall be invalidated or otherwise affected by such circumstance, nor shall such circumstance subject the directors taking any such action to a higher standard of care or to liability other than that which would have applied to such action had a majority of the members of the Board of Directors been Independent Directors at the time such action was taken.

ARTICLE VI

PROVISIONS FOR DEFINING, LIMITING AND REGULATING

CERTAIN POWERS OF THE CORPORATION AND OF THE

STOCKHOLDERS AND DIRECTORS

The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the directors and stockholders:

SECTION 1. Board Authorization of Share Issuances.  The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of any class of Equity Shares, whether now or hereafter authorized, or securities convertible into any class of Equity Shares, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders.

SECTION 2. No Preemptive Rights.  Except as provided by the Board of Directors in authorizing the issuance of Preferred Stock pursuant to Section 3(b) of Article IV, no holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe to or purchase (a) any shares of capital stock of the Corporation, (b) any warrants, rights or options to purchase any such shares, or (c) any other securities of the Corporation or obligations convertible into any shares of capital stock of the Corporation or such other securities or into warrants, rights or options to purchase any such shares or other securities.

SECTION 3. Powers of the Board of Directors .The Board of Directors of the Corporation shall, consistent with applicable law, have the power in its sole discretion to determine from time to time in accordance with sound accounting practice or other reasonable valuation methods what constitutes annual or other net profits, earnings, surplus or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; to set apart out of any funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to distribute and pay distributions or dividends in stock, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the stockholders of record on such dates as it may, from time to time, determine; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by statute or by the Bylaws of the Corporation, and, except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized so to do by resolution of the Board of Directors.

SECTION 4. Related Party Transactions.  Without limiting any other procedures available by law or otherwise to the Corporation, the Board of Directors may authorize any agreement or transaction with any Person, corporation, association, company, trust, partnership (limited or general) or other organization, although one or more of the directors or officers of the Corporation may be a party to any such agreement or an officer, director, stockholder or member of such other party (an “Interested Officer/Director”), and no such agreement or transaction shall be invalidated or rendered void or voidable solely by reason of the existence of any such relationship if (a) the existence is disclosed or known to the Board of Directors, and the contract or transaction is authorized, approved or ratified by the affirmative vote of a majority of the directors, excluding the Interested Officers/Directors, (b) the existence is disclosed to the stockholders entitled to vote, and the contract or transaction is authorized, approved or ratified by a majority of the votes entitled to be cast by the stockholders, other than the votes of the shares held of record by the Interested Officers/Directors, or (c) the contract or transaction of fair and reasonable to the Corporation.  Any Interested Officer/Director of the Corporation or the stock owned by them or by a corporation, association, company, trust, partnership (limited or general) or other organization in which an Interested Officer/Director may have an interest, may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee of the Board of Directors or at a meeting of the stockholders, as the case may be, at which the contract or transaction is authorized, approved or ratified.

ARTICLE VII

INDEMNIFICATION

AND LIMITATION OF LIABILITY

SECTION 1. Indemnification.

(a) Indemnification of Agents.  The Corporation shall indemnify, in the manner and to the fullest extent permitted by law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or such director or officer is or was serving at the request of the Corporation as a director, officer, agent, trustee, partner or employee of another corporation, partnership, joint venture, limited liability company, trust, real estate investment trust, employee benefit plan or other enterprise.  To the fullest extent permitted by law, the indemnification provided herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and any such expenses shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding.  The Corporation shall indemnify other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law.  Any repeal or modification of this Section 1(a) by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any right to indemnification or advancement of expenses hereunder existing at the time of such repeal or modification.

(b) Insurance.  The Corporation shall, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person.

(c) Indemnification Non- Exclusive.  The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

SECTION 2. Limitation of Liability.  To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted from time to time, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders, or any of them, for money damages.  No amendment of this Charter or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

ARTICLE VIII

AMENDMENTS

SECTION 1. Right to Amend Charter.  The Corporation reserves the right from time to time to make any amendments to this Charter which may now or hereafter be authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in this Charter, of any of its outstanding stock by classification, reclassification or otherwise.

SECTION 2. Amendment to the Charter of the Corporation.  Notwithstanding any provision of law to the contrary, except as otherwise specifically provided in Section 3 of this Article VIII, the affirmative vote of a majority of all votes entitled to be cast by the stockholders of the Corporation shall be sufficient, valid and effective, after due authorization, approval or advice by the Board of Directors, to approve and authorize any amendment to this Charter.

SECTION 3. Certain Amendments Requiring Special Stockholder Vote.

(a) Notwithstanding any other provisions of this Charter or Bylaws of the Corporation (and in addition to any other vote, approval, authorization or advice, including that of the Board of Directors, that may be required by law, this Charter or the Bylaws of the Corporation), the affirmative vote of stockholders holding at least two-thirds (66-2/3%) of all of the votes entitled to be cast thereon shall be required to amend, alter, change, repeal or adopt any provisions inconsistent with the provisions of this Section 2 of Article V (removal of directors), Section 4 of Article V (no cumulative voting), Section 6 of Article V (Independent Directors), Section 2 of Article VI (preemptive rights), Article VII and Article VIII.

(b) The Board of Directors shall take no action to amend the provisions of Article IV until such time as (i) the Board of Directors adopts a resolution recommending that the Corporation amend Article IV, (ii) the Board of Directors presents the resolution at an annual or special meeting of the stockholders, and (iii) such resolution is approved by at least two-thirds (66-2/3%) of all of the votes entitled to be cast on the matter.

ARTICLE IX

DURATION OF CORPORATION

The duration of the Corporation shall be perpetual.

Exhibit 3.1

PERNIX THERAPEUTICS HOLDINGS, INC.

ARTICLES OF AMENDMENT

                                    Pernix Therapeutics Holdings, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation (the “Department”) of Maryland that:

FIRST:  The charter of the Corporation as currently in effect (the “Charter”) is hereby amended by deleting therefrom in its entirety the first sentence of Section 1(a) of Article IV and inserting in lieu thereof a new sentence to read as follows:

The total number of shares of capital stock of all classes that the Corporation has authority to issue is One Hundred Fifty Million (150,000,000) shares of capital stock (par value one cent ($.01) per share), consisting of (i) One Hundred Forty Million (140,000,000) shares of common stock, par value one cent ($.01) per share (the “Common Stock”), and (ii) Ten Million (10,000,000) shares of preferred stock, par value one cent ($.01) per share (the “Preferred Stock”).

SECOND:  The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 100,000,000 shares of stock, consisting of 90,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share, which includes 1,000,000 shares of Series B Junior Participating Stock.  The aggregate par value of all authorized shares of stock having par value was $1,000,000.

THIRD:  The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 150,000,000 shares of stock, consisting of 140,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share, which includes 1,000,000 shares of Series B Junior Participating Stock.  The aggregate par value of all authorized shares of stock having par value is $1,500,000.

FOURTH:  The foregoing amendment of the Charter of the Corporation has been advised by the Board and approved by the stockholders of the Corporation.

FIFTH:  The information required by Section 2- 607(b)(2)(i) of the Maryland General Corporation Law was not changed by these Articles of Amendment.

SIXTH:  These Articles of Amendment shall become effective upon filing with the Department.

SEVENTH:  The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[The remainder of this page has been left blank intentionally.]

IN WITNESS WHEREOF, Pernix Therapeutics Holdings, Inc., has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 22nd day of July, 2015.

PERNIX THERAPEUTICS HOLDINGS, INC.

By:	/s/ Douglas L. Drysdale
Name: Douglas L. Drysdale
Title: President

ATTEST:

By:	/s/ Barry J. Siegel
Name: Barry J. Siegel
Title: Secretary

Exhibit 3.1

PERNIX THERAPEUTICS HOLDINGS, INC.

ARTICLES OF AMENDMENT
EFFECTING 1-for-10 REVERSE STOCK SPLIT

PERNIX THERAPEUTICS HOLDINGS, INC., a Maryland corporation having its principal office in Baltimore City, Maryland (the "Corporation"), hereby certifies to the Maryland State Department of Assessments and Taxation that:

FIRST: The charter of the Corporation is hereby amended by changing and reclassifying each of the shares of Common Stock (par value $0.01 per share) of the Corporation, which is issued and outstanding at the close of business on the effective date of this amendment, into one-tenth of a share of Common Stock (par value $0.01 per share) and by transferring from the common stock account to the additional paid-In capital account $0.01 with respect to each share which will no longer remain outstanding after this change and reclassification, such change, reclassification and combination to be made as a 1-for-10 reverse stock split.

SECOND: The directors of the Corporation, at a meeting duly noticed and held, adopted and approved the foregoing amendment by the vote required under Maryland law and the charter and bylaws of the Corporation. Pursuant to Section 2-309(e) of the Corporations and Associations Article of the Annotated Code of Maryland, stockholder approval of this charter amendment is not required.

THIRD: The Corporation has a class of equity securities registered under the Securities Exchange Act of 1934, as amended.

FOURTH: These Articles of Amendment and the reverse stock split effected hereby shall become effective at 4:01 pm on October 13, 2016.

FIFTH: The undersigned Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, Pernix Therapeutics Holdings, Inc. has caused these presents to be signed in its name and on its behalf by its Chief Executive Officer this 13th day of October, 2016.

ATTEST: /s/ Graham Miao Secretary	PERNIX THERAPEUTICS HOLDINGS, INC. By /s/ John A. Sedor Chief Executive Officer